Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Following the completion of the conversion of FFBW, MHC to stock form and the stock offering of FFBW, Inc., a Maryland corporation (“New FFBW”), New FFBW will own the following subsidiaries:

Subsidiary	Ownership	State of Incorporation

First Federal Bank of Wisconsin	100%	Federal

SUBSIDIARIES OF FIRST FEDERAL BANK OF WISCONSIN

None